Exhibit 99	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS FISCAL 2007 RESULTS

Cleveland, Ohio — November 5, 2007 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fourth quarter and year that ended September 30, 2007.

Fourth Quarter Results

Net sales of $36.3 million for the fourth quarter of fiscal 2007 decreased 12 percent from the prior year’s fourth quarter sales of $41.3 million. The effect of a weaker U.S. dollar positively impacted sales growth by approximately one percentage point. Sequentially, sales increased eight percent from the third quarter of fiscal 2007. The Company reported a net loss for the fourth quarter of fiscal 2007 of $0.9 million, or $0.05 per share including income tax expense of $1.2 million. Net income for the fourth quarter of fiscal 2006 was $2.7 million, or $0.16 per share. Earnings before income taxes were $0.3 million for the fourth quarter of fiscal 2007 compared to $2.6 million during the fourth quarter of fiscal 2006. The decrease in net earnings was primarily the result of lower sales volume and higher income taxes, partially offset by lower selling, general and administrative costs. Included in the results for the fourth quarter of fiscal 2006 were costs of approximately $0.5 million after-tax, or $0.03 per share, associated with the stock option investigation and litigation, compared to a negligible amount in the current year’s fourth quarter. The Company recorded tax expense of $1.2 million in the fourth quarter of fiscal 2007 compared to a tax benefit of $0.1 million during the prior year’s fourth quarter.

Orders of $34.2 million for the fourth quarter decreased $2.8 million, or eight percent, compared with orders of $37.0 million last year. Orders decreased 25 percent in the Americas, decreased six percent in Asia, and increased ten percent in Europe. Orders from the Company’s semiconductor customers decreased approximately 30 percent, orders from wireless communications customers were flat, orders from precision electronic component/subassembly manufacturers increased approximately ten percent, and orders from research and education customers increased approximately 20 percent as compared to the prior year’s fourth quarter. Sequentially, orders decreased five percent from the third quarter of fiscal 2007 primarily due to lower orders from the Company’s semiconductor customers. Order backlog decreased $1.6 million during the quarter to $14.5 million at September 30, 2007.

“The results of our fourth quarter continued to reflect a cautious attitude among our semiconductor customers with regard to their capital equipment spending,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “At the same time, we continued to achieve the cost reductions that we previously announced by reducing our discretionary spending.”

Keithley added, “During the past few years we have made substantial progress expanding and refreshing our product offering and enhancing our capabilities. Our latest products represent a major milestone in the implementation of our strategy and include capacitance-voltage (C-V) measurement, a refreshed switching platform, new source/measure capabilities, pulse capabilities, and expanded RF solutions. We are excited about our recent product introductions which will provide more complete solutions for our customers for their R&D and production applications.”

“During October, we announced the availability of C-V measurement capability for our Model 4200 Semiconductor Characterization System. With the addition of this capability, we now satisfy the widest range of applications served by a single semiconductor test instrument, supporting a broad array of probers, device types, process technologies, and measurement methodologies including pulse I-V (current-voltage). The Model 4200’s flexibility and powerful test capability can replace a variety of electrical test tools with a single, tightly integrated characterization solution,” stated Keithley.

“In October, we announced two second generation RF instruments, the Model 2820 Vector Signal Analyzer, which provides a frequency range to 6GHz and includes support for all 802.11 WiFi signal formats, and the Model 2920 Vector Signal Generator, which provides a frequency range from 10MHz to 6GHz. These products are used in a wide range of wireless and cellular test applications for both R&D and production,” noted Keithley.

Keithley added, “We also announced the addition of our 4X4 MIMO RF test system to our RF product family. MIMO is a technology that uses multiple radios for both transmitting and receiving data. In RF communication devices, MIMO increases data throughput rates without the need for additional bandwidth and accordingly its adoption is growing quickly. Our new test system uses multiple Model 2820s and Model 2920s, depending on the number of input and output channels required by the customer. The system also uses the new Model 2895 MIMO Synchronization Unit to create the precise synchronization required between MIMO channels and uses our new Signal Analysis Software which supports 802.11n MIMO signals.”

“During the quarter, we also introduced SignalMeister™ Waveform Creation Software for use on our RF Vector Signal Generators, which allows users to create and modify complex wireless waveforms and supports the Chinese TD-SCDMA wireless communication standard,” added Keithley.

Keithley stated, “In September, we announced the introduction of the Series 3700 System Switch/Multimeter and Plug-in Card Family, our next-generation platform of switching and integrated digital multimeter test solutions. The Series 3700 is ideal for multi-point test applications, as part of a functional test system, or in stand-alone data acquisition and measurement applications for R&D and production testing of electronic devices, modules, and end products. The Series 3700 is the second instrument family to include the Company’s unique Test Script Processor (TSP™) communication and control capability and therefore is a powerful combination when used with the Series 2600 SourceMeter® Instrument family. TSP is our proprietary technology that simplifies programming and speeds system operation. The availability of this technology in both of our product families significantly eases the effort of programming and integrating these two important product lines into test systems for various production and research applications.”

“During September, we announced two additions to our Series 2600 SourceMeter Instrument family, the Models 2635 and 2636. These models represent a new and unique way of doing parametric analysis at resolutions as fine as 1fA (femto-amp), which is often required for many semiconductor, optoelectronic, and nanotechnology devices. With their embedded TSP capability, these new instruments enable engineers to quickly create fast test systems that are ideal for research, characterization, wafer sort, reliability, production monitoring, and a multitude of other test applications,” added Keithley.

Fiscal Year Results

Net sales for fiscal 2007 were $143.7 million, a decrease of seven percent from the $155.2 million in fiscal 2006. The effect of a weaker U.S. dollar positively impacted sales growth by approximately one percentage point. Net loss for the year was $0.3 million, or $0.02 per share, which included costs associated with the stock option investigation and litigation of approximately $0.9 million after-tax, or $0.06 per share. This compared with net income of $8.4 million, or $0.50 per share, in fiscal 2006, which included costs associated with the stock option investigation and litigation of approximately $0.5 million after-tax, or $0.03 per share. The decrease in earnings was primarily the result of lower sales volumes, lower gross margins, and higher product development costs. The Company’s investment in new products increased $2.2 million, or nine percent, year-over-year. Partially offsetting the decrease in earnings for fiscal 2007 was a tax benefit of $0.9 million, or $0.05 per share, associated with the retroactive application of research tax credits that expired on December 31, 2005, as well as an overall favorable effective tax rate. Including the research tax credit, the Company recorded a tax benefit of $1.3 million, resulting in an effective tax benefit rate of 79.3 percent for fiscal 2007. For fiscal 2006, the Company recorded an effective tax expense rate of 15.7 percent.

Orders for fiscal 2007 were $140.4 million, a decrease of nine percent from the prior year. Geographically, orders decreased 25 percent in the Americas, increased 13 percent in Asia, and decreased 15 percent in Europe. Orders from the Company’s semiconductor customers decreased approximately 30 percent, orders from wireless communications customers and precision electronic components/subassembly manufacturers were flat, and orders from research and education customers increased approximately 15 compared to fiscal 2006. For fiscal year 2007, semiconductor orders comprised approximately 35 percent of the total, wireless communications orders were about 10 percent, precision electronic components/subassembly manufacturers were approximately 25 percent, and research and education orders were about 20 percent.

The Company generated $0.6 million in cash from operations during the fourth quarter of fiscal 2007, and $6.0 million during the full fiscal year. The balance sheet remains solid with cash and short-term investments totaling $45.2 million at September 30, 2007 and debt levels at $0.8 million. Inventory of $14.7 million approximates year ago levels. Inventory turns were 4.6 at both September 30, 2007 and 2006. Trade receivables were $18.3 million, down $7.9 million from year ago levels and down $0.3 million from June 30, 2007. Days sales outstanding improved to 50 at September 30, 2007, versus 53 a year ago. During the fourth quarter of fiscal 2007, the Company used cash to repurchase shares for $1.6 million and contributed $1.0 million to its pension plan.

Stock Buyback Program

During the fourth quarter of fiscal 2007, the Company repurchased 151,000 shares for $1.6 million at an average cost of $10.27 per share under the terms of the Company’s previously announced stock repurchase program. During the period beginning October 1, 2007 through November 2, 2007, the Company repurchased an additional 60,700 shares. During the life of the program, the Company has repurchased 211,700 shares of the 2,000,000 Common Shares that may be purchased through February 2009.

Operations Outlook

“We continue to believe that our strategy of pursuing a focused set of device centric applications will allow us to grow faster than the overall test and measurement industry. Our revenue growth is tied to our ability to offer interrelated products with differentiated value that solve our customers’ most compelling test challenges, coupled with our success in penetrating key accounts with our globally deployed sales and service team. We enter fiscal year 2008 with anticipated momentum from our 2007 new product platforms that will only increase with the new offerings planned for this coming year. We are confident in our strategy, the strength of our measurement platforms, and the growth prospects for the applications we have chosen to target. Although our current insight into the semiconductor industry indicates softness in its near-term capital equipment spending, we expect to achieve sales growth from these recently introduced products during fiscal 2008,” stated Keithley.

Based upon current expectations, the Company is estimating sales for the first quarter of fiscal 2008, which will end December 31, 2007, to range between $32 and $38 million. Results will range from a pretax loss to pretax earnings in the single digits as a percentage of net sales. The Company expects new product development costs for the first quarter of fiscal 2008 to approximate the levels experienced during the fourth quarter of fiscal 2007. The Company expects the effective tax rate for fiscal 2008 to approximate the statutory rate, although the rate will fluctuate based on actual results.

Forward-Looking Statements

Statements in the “Operations Outlook” section of this release that are not historical facts, including those relating to orders, sales, earnings, operating efficiency initiatives, expense reductions and spending are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to effectively manage outsourcing arrangements without disruption to demand schedules or quality standards; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to implement planned cost savings initiatives without adversely affecting the Company’s product development program; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the SEC, the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Monday, November 5, 2007, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company’s website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE FISCAL YEAR
	ENDED SEPTEMBER 30,				ENDED SEPTEMBER 30,
	2007		2006		2007		2006
NET SALES	$36,256	100.0%	$41,316	100.0%	$143,658	100.0%	$155,212	100.0%
Cost of goods sold	14,263	39.3	15,986	38.7	57,724	40.2	60,037	38.7

Gross profit	21,993	60.7	25,330	61.3	85,934	59.8	95,175	61.3
Selling, general and
administrative expenses	15,753	43.5	16,997	41.1	64,008	44.5	63,554	40.9
Product development expenses	6,500	17.9	6,328	15.3	25,863	18.0	23,671	15.3

Operating (loss) income	(260)	(0.7)	2,005	4.9	(3,937)	(2.7)	7,950	5.1
Investment income	592	1.6	550	1.3	2,307	1.5	1,972	1.3
Interest expense	(17)	(0.0)	(1)	(0.0)	(55)	(0.0)	(9)	(0.0)

Income (loss) before income taxes	315	0.9	2,554	6.2	(1,685)	(1.2)	9,913	6.4
Income tax expense (benefit)	1,207	3.3	(114)	(0.3)	(1,336)	(1.0)	1,552	1.0

NET (LOSS) INCOME	$(892)	(2.4)%	$2,668	6.5%	$(349)	(0.2)%	$8,361	5.4%

Basic (loss) income per share	$(0.05)		$0.16		$(0.02)		$0.51

Diluted (loss) income per share	$(0.05)		$0.16		$(0.02)		$0.50

Cash dividends per Common share	$.0375		$.0375		$.1500		$.1500

Cash dividends per Class B
Common Share	$.030		$.030		$.1200		$.1200

Weighted average number of
shares outstanding (000) — Diluted	16,227		16,356		16,207		16,567

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	September 30, 2007	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,888	$10,501
Short-term investments	32,340	36,203
Refundable income taxes	136	583
Accounts receivable and other, net of allowances	19,510	26,836
Inventory	14,675	14,647
Other current assets	6,163	5,870

Total current assets	85,712	94,640
Property, plant and equipment, net	13,699	14,425
Other assets	46,637	39,827

Total assets	$146,048	$148,892

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$799	$872
Accounts payable	8,018	8,033
Other current liabilities	13,463	13,692

Total current liabilities	22,280	22,597
Long-term debt	—	—
Other long-term liabilities	11,102	9,792
Shareholders’ equity	112,666	116,503

Total liabilities and shareholders’ equity	$146,048	$148,892